CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-147646 (Investment Company Act of 1940 file No. 811-04633) of Sun Life (N.Y.) Variable Account D of our report dated April 18, 2008, relating to the financial statements of Sun Life (N.Y.) Variable Account D and to the use of our report dated April 18, 2008, relating to the consolidated financial Statements of Sun Life Insurance and Annuity Company of New York (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109,” effective January 1, 2007) appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/Deloitte & Touche LLP
Boston, Massachusetts
April 28, 2008